RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           E. W. BLANCH HOLDINGS, INC.

                               * * * * * * * * * *


         E. W. Blanch Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         1. The name of the Corporation is: E. W. BLANCH HOLDINGS, INC. The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was March 1, 1993.

         2. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation to provide (a) for a classified Board of Directors, (b) that a director of the Corporation may only be removed for cause and only by a vote of the holders of at least fifty percent (50%) of the outstanding shares of stock of the Corporation entitled to vote in an election of directors and (c) that the By-Laws of the Corporation may be made, altered, amended, repealed or rescinded only by a majority of the Board of Directors of the Corporation or by a vote of the holders of at least eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in an election of directors.

         3. The text of the Certificate of Incorporation is amended and restated hereby to read as herein set forth in full:

         FIRST: The name of the corporation (the "Corporation") is: E. W. BLANCH HOLDINGS, INC.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 40,000,000 shares of all classes of stock. Of such total number of authorized shares of stock, 30,000,000 shares consist of shares of Common Stock (the "Common Stock"), $.01 par value per share, and 10,000,000 shares consist of shares of Preferred Stock (the "Preferred Stock"), $.01 par value per share. Each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

         The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

         All accrued dividends on outstanding shares of all series of Preferred Stock shall be paid or declared and set apart for payment and all required redemptions of all series of Preferred Stock shall be made before (i) any dividends shall be paid or declared and set apart for payment on the shares of Common Stock or (ii) any shares of Common Stock shall be purchased or otherwise acquired by the Corporation.

         The designations, powers, preferences and relative rights of the shares of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, may, to the extent permitted by law, be similar to or differ from those of any other series.

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         FIFTH: The name and mailing address of the incorporator is as follows:

         Patricia E. Torrente, Esq.
         Willkie Farr & Gallagher
         One Citicorp Center
         153 East 53rd Street
         New York, New York 10022

         SIXTH: The number of directors constituting the entire Board of Directors shall be as set forth in the by-laws of Corporation; provided, however, that the number of directors constituting the entire Board of Directors shall initially be three (3) until otherwise fixed pursuant to the by-laws. The name and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders is held (the "Initial Annual Meeting") or until their successors are elected and qualify are as follows:

                         Name                   Addresses
                         ----                   ---------
              Edgar W. Blanch, Jr.              3500 West 80th Street
                                                Minneapolis, Minnesota  55431

              Michael W. Cashman, Sr.           3500 West 80th Street
                                                Minneapolis, Minnesota  55431

              Frank S. Wilkinson                3500 West 80th Street
                                                Minneapolis, Minnesota  55431

         SEVENTH: The Board of Directors of the Corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the total number of directors constituting the entire Board of Directors permits. The term of one class of directors shall expire each year. Directors of Class I shall be elected to the Board of Directors for a term expiring at the Initial Annual Meeting, directors of Class II shall be elected to the Board of Directors for a term expiring at the next succeeding annual meeting of stockholders and directors of Class III shall be elected to the Board of Directors for a term expiring at the second succeeding annual meeting of stockholders. At each annual meeting of stockholders, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified.

         Subject to any rights of holders of one or more series of Preferred Stock to elect directors under certain circumstances, any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and in each case until his respective successor shall be elected and qualified. If the number of directors constituting the entire Board of Directors is changed, any increase or decrease shall be apportioned among the classes by resolution of the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

         EIGHTH: Subject to any rights of holders of one or more series of Preferred Stock, a director of the Corporation may be removed from office only for cause and only by vote of the holders of at least fifty percent (50%) of the outstanding shares of stock of the Corporation entitled to vote in an election of directors.

         NINTH: The by-laws of the Corporation may be made, altered, amended, repealed or rescinded only by a majority of the entire Board of Directors or by the vote of holders of at least eighty percent (80%) of the outstanding shares of stock of the Corporation entitled to vote in an election of directors.

         TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

         ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

         TWELFTH: Elections of directors need not be by written ballot.

         THIRTEENTH: (a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         (b) Expenses (including attorney's fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Paragraph.

         (c) The indemnification and other rights set forth in this Paragraph shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

         (d) Neither the amendment nor repeal of this paragraph 13, subparagraph
(a), (b) or (c), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 13, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 13, subparagraphs (a),
(b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suite or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 13, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

         (e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

                  (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

                  (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

                  (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

                  (iv) shall have derived an improper personal benefit.

         If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

         4. This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the stockholders in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by Edgar W. Blanch, Jr., its Chairman of the Board of Directors and Chief Executive Officer, and attested by Robert M. Benjamin, its Secretary, on this 15th day of April, 1993.

                                           \s\ Edgar W. Blanch, Jr.
                                           ------------------------------------
                                           Edgar W. Blanch, Jr.
                                           Chairman of the Board of Directors
                                           and Chief Executive Officer


Attest:


\s\ Robert M. Benjamin
------------------------------------
Robert M. Benjamin
Secretary



                           CERTIFICATE OF DESIGNATION
                                       OF
                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                           E.W. BLANCH HOLDINGS, INC.


                  The undersigned hereby certifies that the Board of Directors of E.W. Blanch Holdings, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, duly adopted the following resolution on January 23, 1997:

                  RESOLVED, that a series of preferred stock of the Corporation is hereby created, and the designation and amount thereof and the relative rights and preferences of the shares of such series, are as follows:

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Preferred Shares") and the number of shares constituting the Preferred Shares shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and any necessary shareholder approval; provided, however, that no decrease shall reduce the number of Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Preferred Shares.

                  Section 2. Dividends and Distributions.

                  (a) Subject to the rights of the holders of any series of preferred shares (or any similar stock) ranking prior and superior to the Preferred Shares with respect to dividends, the holders of Preferred Shares, in preference to the holders of common shares, par value $.01 per share (the "Common Shares"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Preferred Share or fraction of a Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.01 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Preferred Share or fraction of a Preferred Share. In the event the Corporation shall at any time after February 7, 1997, declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Preferred Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (b) The Corporation shall declare a dividend or distribution on the Preferred Shares as provided in paragraph (a) of this Sectionimmediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Preferred Shares shall nevertheless be payable, out of funds legally available for such purpose, on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding Preferred Shares from their date of issue. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights.

                  (a) Subject to the provision for adjustment hereinafter set forth, each Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after February 7, 1997, declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the number of votes per share to which holders of Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  (c) Except as set forth herein or required by law, holders of Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

                  Section 4. Certain Restrictions.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Preferred Shares as provided in Section2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares;

                  (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except dividends paid ratably on the Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Preferred Shares; or

                  (iv) redeem or purchase or otherwise acquire for consideration any Preferred Shares, or any stock ranking on a parity with the Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred shares subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

                  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Shares unless, prior thereto, the holders of Preferred Shares shall have received the greater of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Shares, except distributions made ratably on the Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after February 7, 1997, declare or pay any dividend on the Common Shares payable in shares of Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of shares of Preferred Shares were entitled immediately prior to such event under clause
(1)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time after February7, 1997, declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  Section 8. No Redemption. The Preferred Shares shall not be redeemable.

                  Section 9. Rank. The Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the Corporation's preferred stock.

                  Section 10. Fractional Shares. Preferred Shares may be issued in fractions of a share which are integral multiples of one one-hundredth of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Preferred Shares.

                  Section 11. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting together as a single class.

                  IN WITNESS WHEREOF, I have subscribed my name this ___ day of _________, 1997.



                                          E.W. BLANCH HOLDINGS, INC.


                                          By  _________________________________

                                              Its  ____________________________